Exhibit 10.1
AGREEMENT OF PURCHASE
AND SALE
dated as of May 3, 2011
between
KPA RIMV, LLC, KPA RIGG, LLC
KPA TYSONS CORNER RI, LLC,
KPA WASHINGTON DC, LLC and
KPA SAN ANTONIO, LLC
collectively, as SELLERS,
and
CHATHAM LODGING, L.P.,
as PURCHASER
Double Tree, Washington, DC
Homewood Suites, San Antonio, TX
Residence Inn, Tysons Corner, VA
Residence Inn, San Diego, CA
Residence Inn, Anaheim, CA

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[LIST OF EXHIBITS/SCHEDULES]

Exhibit A — Seller and Property
Exhibit B — Legal Description of the Real Property
Exhibit C — Liquor Licenses
Exhibit D — Assumed Loan Modification Terms
Exhibit E — Contracts and Leases
Exhibit F — Existing Warranties and Guaranties
Exhibit G — Assumed Loans
Exhibit H — Plans of Reorganization

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AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), dated as of May 3, 2011 (“Effective Date”), between KPA RIMV, LLC, a Delaware limited liability company (“KPA Mission Valley”), KPA RIGG, LLC, a Delaware limited liability Company (“KPA Garden Grove”), KPA TYSONS CORNER RI, LLC, a Delaware limited liability company (“KPA Tysons Corner”). KPA WASHINGTON DC LLC, a Delaware limited liability company (“KPA Washington DC”), and KPA SAN ANTONIO, LLC, a Delaware limited liability company (“KPA San Antonio,” and each of KPA Mission Valley, KPA Garden Grove, KPA Tysons Corner and KPA Washington DC, a “Seller,” and collectively, the “Sellers”), and CHATHAM LODGING, L.P., a Delaware limited partnership (the “Purchaser”).
RECITALS:
     WHEREAS, each Seller owns a fee simple interest in its respective Real Property (as defined below), as more particularly described on Exhibit B attached hereto;
     WHEREAS, on July 19, 2010, the Sellers, together with the Sellers’ Affiliates (defined below), commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing voluntary petitions for relief (the “Sellers’ Chapter 11 Cases”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and
     WHEREAS, pursuant to the terms of the Debtors’ Plans of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code to which this Agreement is attached as Exhibit H (as amended, revised, modified or supplemented from time to time, the “Plan”), and subject to the terms and conditions set forth in this Agreement, Purchaser desires to acquire from the Sellers and, subject to the entry of the Confirmation Order (as defined in the Plan), Seller desires to sell to Purchaser, the Property for the Purchase Price upon the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions.
     The following terms shall have the indicated meanings:
     “Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

     “Agreement” has the meaning set forth in the preamble hereto.
     “Applicable Laws” means all statutes, laws (including common law), regulations, rules, ordinances, codes and other requirements of any Governmental Body, including any Orders.
     “Assignment and Assumption Agreement” means the assignment and assumption agreement pursuant to which the Sellers and each Operating Tenant (notwithstanding its joinder to this Agreement) shall assign and the Purchaser shall assume from the Sellers and each Operating Tenant the Assumed Contracts and the Assumed Leases, in such form and substance as Purchaser, the Operating Tenants, and Sellers shall mutually agree.
     “Assignment and Consent Agreement” means an agreement (in a form to be agreed upon) between Purchaser, the Sellers and the Servicer, whereby, amongst other things, the Servicer will consent to the assignment of the Assumed Loans from the Sellers to Purchaser, as such Assumed Loans have been modified in accordance with the Assumed Loan Modification Terms set forth on Exhibit D attached hereto.
     “Assumed Contracts” means, collectively, the Contracts set forth in Exhibit E attached hereto, which Contracts shall be assumed by the Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code, the Confirmation Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.
     “Assumed Leases” means, collectively, the Leases set forth in Exhibit E attached hereto, which Leases shall be assumed by the Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code, the Confirmation Order, or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.
     “Assumed Loan Modification Terms” means the modified loan terms of the Assumed Loans previously agreed to by Servicer and Purchaser pursuant to that certain term sheet with respect to the Assumed Loans and set forth on Exhibit D attached hereto.
     “Assumed Loans” means the loans identified on Exhibit G attached hereto having an aggregate, current and actual balance equal to (x) One Hundred Fifty Nine Million One Hundred Fifty Nine Thousand Six Hundred Ninety Five and 40/100 Dollars ($159,159,695.40) minus (y) the Paydown Amount, as such Assumed Loans have been modified in accordance with the Assumed Loan Modification Terms, provided, that the Assumed Loans shall not include any Pre-Closing Date Interest/Principal Payments.
     “Assumption Application” has the meaning set forth in Section 2.4.
     “Authorizations” means all licenses, permits and approvals required by any Governmental Body, quasi-governmental agency, or officer for the ownership, operation and use of such Property or any part thereof.
     “Bill of Sale (Inventory)” means the bill of sale conveying title to the Inventory to the Purchaser, it’s property manager, lessee or designee, in such form and substance as the Purchaser and each Seller shall mutually agree.

     “Bill of Sale (Personal Property)” means the bill of sale conveying title to the Tangible Personal Property, and Intangible Personal Property, to the extent assignable, from each Seller to the Purchaser.
     “Break-Up Fee” means an amount in cash equal to Two Million Dollars ($2,000,000.00).
     “Break-Up Fee and Expense Reimbursement Motion” has the meaning set forth in Section 3.1.
     “Business Day” shall mean any day other than a Saturday, Sunday, any other day on which commercial banks in New York, New York are authorized or obligated to close under Applicable Laws or, for purposes of any provision of this Agreement requiring the filing of papers with the Bankruptcy Court or the entry of an Order by the Bankruptcy Court no later than a specified day, any other day on which the Bankruptcy Court is closed.
     “Cash Purchase Price” means a cash amount equal to Thirty Five Million Eight Hundred Forty Thousand Three Hundred and Four Dollars and 60/100 Dollars ($35,840,304.60).
     “Claims” means claims, suits, proceedings, causes of action, Liabilities, losses, damages, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever.
     “Closing” means a consummation of a purchase and sale of the Property pursuant to this Agreement.
     “Closing Date” means the date on which the Closing occurs, but in no event later than the date identified in Section 7.1.
     “Commission” has the meaning set forth in Section 4.12.
     “Confirmation Order” has the meaning set forth in the preamble hereto.
     “Contracts” shall mean any contracts, agreements, licenses and leases (other than the Leases) entered into by each Seller and each Operating Tenant, as applicable (whether oral or written), affecting or related to the Property by which any Seller or the Operating Tenant, as applicable, is bound.
     “Deed” means a special warranty deed conveying title to the Real Property from each Seller to the Purchaser, subject only to Permitted Encumbrances, in such form and substance as Purchaser and each Seller shall mutually agree.
     “Deposit” has the meaning set forth in Section 2.2.
     “Deposit Escrow Agent” means Wells Fargo Bank, N.A.
     “Deposit Interest” has the meaning set forth in Section 2.2.

     “DIP PIP Payment” has the meaning set forth in Section 6.1(d).
     “Effective Date” has the meaning set forth in the preamble hereto.
     “Encumbrances” means all mortgages, pledges, charges, liens, debentures, trust deeds, claims, assignments by way of security or otherwise, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in the Property or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting the title, current use, occupancy or operation of the Property or any part thereof or interest therein.
     “Existing PIP Work Hotels” means the Hotels located in Tysons Corner, VA and Mission Valley, CA.
     “Expense Reimbursement” means the reimbursement of any and all reasonable and documented fees (including attorneys’ fees), expenses and other costs incurred by Purchaser or its Affiliates in connection with the negotiation, documentation and diligence with respect to the Transaction in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00).
     “Final Closing Statement” has the meaning set forth in Section 7.5(e).
     “FIRPTA Certificate” means the affidavit of each Seller conveying Real Property under Section 1445 of the Internal Revenue Code certifying that such Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as Purchaser and each Seller shall mutually agree.
     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     “Guest Ledger” means the collection of all open balances, whether secured by some form of payment or unsecured, for all in house Hotel guests remaining as of the Closing Date.
     “Hearing” means the hearing to be held by the Bankruptcy Court to consider the Confirmation Order and the approval of the Transaction.
     “Hotel” means the hotels owned by each Seller (as of the Closing Date), as the case may be, named and set forth on Exhibit A attached hereto and the related amenities and appurtenances thereto.
     “Improvements” means the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.
     “Intangible Personal Property” means all intangible personal property owned by the Sellers and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name associated with the

Property and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 7.5, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire, (b) the Sellers’ cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.
     “Interim Liquor Agreement” has the meaning set forth in Section 4.13.
     “Inventory” means all inventory located at the Hotels and owned by the Sellers, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.
     “July 31 Expense Reimbursement” means the sum of One Million Dollars ($1,000,000.00).
     “Knowledge” shall mean the actual knowledge of Marc Beilinson, Mark Murphy or Tim Walker after discussions with the manager of the Hotels, without any other duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any Person, the conscious awareness of such Person at the time in question, and expressly excludes any constructive or implied knowledge of such Person.
     “KPA Garden Grove” has the meaning set forth in the preamble hereto.
     “KPA Mission Valley” has the meaning set forth in the preamble hereto.
     “KPA San Antonio” has the meaning set forth in the preamble hereto.
     “KPA Tysons Corner” has the meaning set forth in the preamble hereto.
     “KPA Washington DC” has the meaning set forth in the preamble hereto.
     “Land” means each of the Sellers’ land legally described on Exhibit B attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of each Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.
     “Leases” means any agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licenses) granted by or on behalf of, or to, any Seller or any of its predecessors in title which entitle any Person to possess or occupy any space on or within the Real Property.

     “Liability” means any debt, liability, commitment or other obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or not yet due) and including all costs, fees and expenses relating thereto.
     “Liquor License” means those certain liquor licenses set forth on Exhibit C attached hereto and any other liquor licenses required by applicable governing bodies for lawful service of liquor at the Hotels.
     “Loan Assumption” has the meaning set forth in Section 2.4.
     “Operating Tenant” (i) with respect to KPA RIMV, Grand Prix RIMV Lessee LLC, a Delaware limited liability company, (ii) with respect to KPA Washington DC, KPA Washington DC, LLC, a Delaware limited liability company, (iii) with respect to KPA Garden Grove, Grand Prix RIGG Lessee LLC, a Delaware limited liability company, (iv) with respect to KPA San Antonio, Grand Prix General Lessee LLC, a Delaware limited liability company, and (v) with respect to KPA Tysons Corner, Grand Prix General Lessee LLC, a Delaware limited liability company.
     “Order” means any order, court order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, or award entered by or with any Governmental Body (whether temporary, preliminary or permanent).
     “Owner’s Title Policy” means an owner’s title insurance policy, pro forma, or marked and signed title commitment issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Encumbrances. The Owner’s Title Policy shall insure the Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner’s Title Policy shall be identical to the description shown on the Survey.
     “Party” means Seller or Purchaser, individually, and “Parties” means Seller and Purchaser, collectively.
     “Paydown Amount” means an amount not to exceed Twenty Five Million Dollars ($25,000,000.00) paid (or caused to be paid) by Purchaser (or its designee) to Servicer (or its designee) on the Closing Date to be applied against the Assumed Loans.
     “Permitted Encumbrances” means: (i) the Assumed Loans; (ii) minor discrepancies, conflicts in boundary lines, shortage in area, encroachments and any other state of facts shown on any accurate survey prepared by a professionally licensed land surveyor made available to the Purchaser and any easements, rights of way, covenants, conditions, limitations and restrictions of record that are shown on Schedule B-2 of the Owner’s Title Policy (provided that any item set forth therein relating to any Tax, or “claim of lien” shall not be a Permitted Encumbrance from and after the entry of the Confirmation Order); (iii) laws, regulations, resolutions or ordinances, including building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Real Property imposed by any Governmental Body, but only to the extent that such laws, regulations, resolutions or ordinances have not been violated in any material respect; and (iv) liens for real estate and personal property Taxes not yet due and payable.
     “Person” means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Body or any other entity.
     “Personal Property” means the Tangible Personal Property and the Intangible Personal Property.
     “PIP” has the meaning set forth in Section 6.1(d).
     “Plan” has the meaning set forth in the recitals.
     “Pre-Closing Date Interest/Principal Payments” means the amount (if any) of principal or interest payments owed to the Servicer by the Seller or Sellers, as the case may be, with respect to the Assumed Loans, that accrued with respect to each such Assumed Loan up to and including the Closing Date.
     “Property” means collectively the Real Property, the Inventory and the Personal Property owned by each of the Sellers or each Operating Tenant, as applicable.
     “Purchase Price” means the sum of the (i) Cash Purchase Price, (ii) Paydown Amount and (iii) Assumed Loans, as such amounts may be reduced in accordance with Sections 6.1(d) and 7.5 herein (or as otherwise provided in this Agreement).
     “Purchaser” has the meaning set forth in the preamble hereto.
     “Real Property” means the Land and the Improvements.
     “Representative” means with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).
     “Seller” or “Sellers” has the meaning set forth in the preamble hereto.
     “Sellers’ Chapter 11 Cases” has the meaning set forth in the recitals.
     “Seller’s Organizational Documents” means the current limited liability company or operating agreement and certificate of formation of each Seller.
     “Servicer” means LNR Partners, LLC, as special servicer under the Assumed Loans.
     “Specified Termination Event” has the meaning set forth in Section 9.4.
     “Survey” means each survey ordered by Purchaser prepared delineating the boundary lines of the Land, location of the Improvements, all rights of way and easements and contiguous public roads, the same prepared for the benefit of and certified to Purchaser and the Title

Company; Purchaser shall pay all costs and expenses of, and incurred in connection with, such survey. The Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner’s Title Policy. If there is a discrepancy between the description of the Land attached hereto as Exhibit B and the description of the Land as shown on the Survey, the survey shall confirm that the property description identifies the Property.
     “Tangible Personal Property” means the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to or used in the operation of the Hotels, and all furniture, furnishings, equipment, machinery and other personal property of every kind located on or used in the operation of the Hotels and owned by the Sellers.
     “Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).
     “Title Company” means Madison Title Agency, LLC.
     “Transaction” means the transactions contemplated by this Agreement to be consummated at the Closing, including, but no limited to, the purchase and sale of the Property.
     “Tray Ledger” means the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.
     1.2 Rules of Construction.
     The following rules shall apply to the construction and interpretation of this Agreement:
     (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
     (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
     (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
     (d) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE 2
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE
     2.1 Purchase and Sale. The Sellers agree to sell, transfer, assign, set over and convey to the Purchaser and the Purchaser agrees to purchase, acquire and assume from the Sellers and each Operating Tenant, as applicable, the Property, for the Purchase Price, in accordance with the terms and conditions set forth herein.
     2.2 Deposit. If Purchaser is determined by the Sellers to have made the highest and best bid and declared the “winner” of the auction for the Properties (scheduled to be held on May 3, 2011), then within one (1) Business Day following the conclusion of such auction, the Purchaser will deposit in escrow with the Deposit Escrow Agent (in accordance with an escrow agreement to be negotiated between the Parties and the Deposit Escrow Agent) the sum of Ten Million Dollars ($10,000,000.00) as a deposit (the “Deposit”). The Deposit shall be in the form of cash and shall be invested by the Deposit Escrow Agent in an interest-bearing account reasonably acceptable to the Purchaser and the Sellers. All interest earned on the Deposit shall be credited against the Purchase Price (the “Deposit Interest”).
     2.3 Payment of Purchase Price. On the Closing Date, the Purchaser shall (subject to Section 2.4 and an executed Assignment and Consent Agreement) (A) assume the Assumed Loans, (B) pay an amount equal to the Paydown Amount to the Servicer and (C) pay an amount equal to the Cash Purchase Price to Sellers (for themselves and for the benefit of each Operating Tenant in respect of their interest in the Property, as applicable) less the sum of (i) the Deposit and (ii) the Deposit Interest, and as adjusted in the manner specified in Sections 6.1(d) and 7.5 herein, in cash or by confirmed wire transfer of immediately available federal funds to the account of the Title Company, or as otherwise agreed to by the parties. Wire instructions shall be sent by the Sellers to the Purchaser at least five (5) Business Days before the Closing Date.
     2.4 Assumption of Assumed Loans. Purchaser shall, subject to the finalization of the Assignment and Consent Agreement, assume the Assumed Loans on the Closing Date. With respect to Purchaser’s assumption of the Assumed Loans, (a) not later than two (2) Business Days after the Effective Date, Purchaser shall, with the cooperation of Seller, use commercially reasonable efforts to commence its efforts to process the assumption of the Assumed Loans by Purchaser (“Loan Assumption”), including, but not limited to, providing to the Servicer all reasonable information concerning the assignment of the Assumed Loans to the Purchaser (“Assumption Application”), (b) Purchaser and Seller shall cooperate and use all reasonable and diligent efforts to cause the Servicer to consent to the Loan Assumption and to cause the applicable Seller and all applicable guarantors, if any, to be released from any and all liability under the Assumed Loans following the Closing Date (but Sellers shall not be required to spend any funds to do so but only to the extent all Sellers are in compliance with this Section 2.4(b)) and (c) Purchaser shall pay all reasonable (i) fees (including all reasonable recording fees and the cost of title insurance endorsements to the existing title insurance policies for the Properties), (ii) assumption fees, and (iii) expenses and/or costs required by the Servicer to process the Assumption Application and the Loan Assumption.
     2.5 Instructions to Deposit Escrow Agent. Whenever the terms of this Agreement provide for the return or the release of the Deposit and Deposit Interest (if any), Purchaser and

Seller agree to promptly notify the Deposit Escrow Agent by sending a Joint Notice (as defined in the escrow agreement to be entered into by the Parties and the Deposit Escrow Agent) in accordance with the terms of the escrow agreement in order to effectuate the return or the release of the Deposit and Deposit Interest (if any).
ARTICLE 3
COURT APPROVAL
     3.1 Bankruptcy Court Approval/Bid Protections. The Agreement is subject to Bankruptcy Court approval, which the Seller shall promptly seek in connection with confirmation of the Plan and through the Confirmation Order. Purchaser hereby acknowledges that (a) the Hearing is scheduled for June 23, 2011, which such date may be extended in Sellers’ sole discretion and (b) the hearing to consider approval of the disclosure statement relative to the Plan is scheduled for May 10, 2011, which such date may be extended in Sellers’ sole discretion. Sellers shall use its best efforts to cause the Bankruptcy Court to enter the Confirmation Order as soon as practicable after confirmation of the Plan. The Sellers shall file a motion with the Bankruptcy Court seeking the entry and approval of the Break-Up Fee, the Expense Reimbursement and the July 31 Expense Reimbursement by no later than May 6, 2011 (the “Break-Up Fee and Expense Reimbursement Motion”). The Sellers will use their best efforts to cause the Bankruptcy Court to enter the Break-Up Fee and Expense Reimbursement Motion as soon as practicable after the filing of the Break-Up Fee and Expense Reimbursement Motion, but in no event later than May 24, 2011. Purchaser and the Sellers acknowledge that the Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or best offer for the Property, including giving notice thereof to the creditors of the Sellers and other interested parties, providing information about the Property to prospective bidders entertaining higher or better qualified offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Property, conducting an auction. The Sellers and the Purchaser agree that the provisions of this Agreement, including this Article 3 and Section 9.4 are reasonable, were a material inducement to Purchaser to enter into this Agreement and are designed to achieve the highest or best offer for the Property.
     3.2 The Confirmation Order. At the Hearing the Sellers shall seek the entry of the Confirmation Order. The Confirmation Order shall, among other matters:
     (a) approve this Agreement and the consummation of the Transaction upon the terms and subject to the conditions of this Agreement;
     (b) find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Property to and the assumption of the Assumed Loans by the Purchaser and shall vest the Purchaser with title to the Property free and clear of all Encumbrances other than Permitted Encumbrances;
     (c) find that the Assumed Loans have, net of the Paydown Amount, an outstanding principal balance not exceeding One Hundred Thirty Four Million and One Hundred and Fifty-Nine Thousand Eight Hundred and Fifteen Dollars and 40/100 Dollars ($134,159,815.40), and as

of the Closing Date and giving effect to the Paydown Amount (i) the Assumed Loans are in full force and effect, (ii) there is no event of default (or an event that through the passage of time would give rise to an event of default) with respect to the Assumed Loans (iii) the Assumed Loans are secured by duly perfected liens against and security interests in the Property and are enforceable in accordance with their terms and upon the assumption of the Assumed Loans, will be valid, enforceable and binding obligations of Purchaser in accordance with their terms and (iv) from and after the Closing Date until the date of any subsequent default or event of default the Assumed Loans will accrue interest at the non-default rate (as such non-default rates are more particularly described in each Assumed Loan);
     (d) find that the consideration provided by the Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Property;
     (e) (i) authorize the Sellers and each of the Operating Tenants to assume and assign to the Purchaser each of the Assumed Contracts and Assumed Leases, (ii) find that, as of the Closing Date, the Contracts and Leases to be assumed by the Sellers and each Operating Tenant assigned to the Purchaser pursuant to this Agreement and the Assignment and Assumption Agreement will have been duly assigned to the Purchaser in accordance with Section 365 of the Bankruptcy Code and (iii) order that any Cure Costs (as defined in the Confirmation Order) under the Assumed Contracts and Assumed Leases shall be paid by the Sellers as soon as practicable and in no event later than the date on which the Assumed Contract or Assumed Lease is deemed assumed and assigned in accordance with the Cure Procedures (as defined in the Confirmation Order) (unless the Bankruptcy Court orders otherwise);
     (f) find that the Purchaser is a good faith purchaser of the Property pursuant to Section 363(m) of the Bankruptcy Code;
     (g) find that the Purchaser did not engage in any conduct that would cause or permit this Agreement or the consummation of the Transaction to be avoided, or costs or damages to be imposed, under Section 363(n) of the Bankruptcy Code;
     (h) order that the Assumed Contracts and the Assumed Leases will be transferred to, and remain in full force and effect for the benefit of, the Purchaser, notwithstanding any provision in any such Contract or Lease or any requirement of Applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer;
     (i) approve any other agreement to the extent provided by this Agreement;
     (j) find that the Sellers gave due and proper notice of the Transaction to each party entitled thereto;
     (k) find that the Purchaser has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Contracts and Assumed Leases and that the Purchaser has guaranteed the obligations of any assign which has assumed each Assumed Contract and Assumed Lease;

     (l) enjoin and forever bar the non-debtor party or parties to each Assumed Contract or Assumed Lease from asserting against the Purchaser or any of the Property: (a) any default, Claim, Liability or other cause of action existing as of the Closing Date whether asserted or not and (b) any objection to the assumption and assignment of such non-debtor party’s Assumed Contract and Assumed Lease;
     (m) find that, to the extent permitted by Applicable Law, the Purchaser is not a successor to any Seller or its bankruptcy estate by reason of any theory of law or equity, and the Purchaser shall not assume or in any way be responsible for any Liability of a Seller and/or its bankruptcy estate, except as otherwise expressly provided in this Agreement;
     (n) make this Agreement expressly binding (based upon language satisfactory to the Purchaser) upon any United States bankruptcy court or trustee in the event of conversion of any of the Seller Chapter 11 Cases to chapter 7, appointment of a chapter 11 trustee in any Seller Chapter 11 Case, or transfer of venue of any Seller Chapter 11 Case to a bankruptcy court other than the Bankruptcy Court; and
     (o) order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d), the Confirmation Order is effective immediately upon entry.
ARTICLE 4
SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Purchaser to enter into this Agreement and to purchase the Property, each Seller, hereby makes the following representations, warranties and covenants, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     4.1 Organization and Power. Each Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of each Seller hereunder.
     4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of each Seller, has been duly executed and delivered by each Seller, constitutes the valid and binding agreement of each Seller and is enforceable in accordance with its terms. There is no other Person or entity who has an ownership interest in the Property to be sold hereunder by each Seller or whose consent is required in connection with each Seller’s performance of its obligations hereunder.
     4.3 Noncontravention. Subject to any consent to the assignment of any particular Assumed Contract or Assumed Lease required by the terms thereof or by Applicable Laws, to each Seller’s Knowledge, the execution and delivery of, and the performance by each Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, each Seller’s Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon each Seller. There are no outstanding agreements (written or oral) pursuant to which any Seller (or any predecessor to or Representative of the Seller) or any Person has agreed to sell or has granted an option or right of first refusal, right of first offer or similar right to purchase or otherwise dispose of the Property or any part thereof.
     4.4 No Special Taxes. Each Seller has no Knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property to be sold hereunder by the Seller or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.
     4.5 Compliance with Existing Laws. To each Seller’s Knowledge, and except as would not reasonably be expected to have a material adverse effect on the use operation of each Hotel, each Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been materially breached or violated.
     4.6 Contracts and Leases. Except in the ordinary course of business, the Seller will not (and shall cause the applicable Operating Tenant to not) (i) enter into any new Contract or Lease with respect to the Property and (ii) enter into any agreements modifying any Contract or Lease, unless (a) any such agreement is terminable without any penalty whatsoever to Purchaser upon thirty (30) days’ notice, (b) any such agreement or modification will not bind the Purchaser or the Property after the date of Closing or (c) the Seller or the applicable Operating Tenant, as applicable, has obtained the Purchaser’s prior written consent to such agreement or modification. All of the Contracts and Leases in force and effect as of the date hereof are listed on Exhibit E attached hereto.
     4.7 Warranties and Guaranties. Each Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed). A complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit F.
     4.8 Litigation. Except for all Claims or pending motions that have been asserted or filed prior to the date hereof by third parties against the Sellers in the Sellers’ Chapter 11 Cases, including any adversary proceedings in connection therewith, there is not pending or, to the Knowledge of the Sellers, threatened, any action, suit, proceeding, claim, investigation, application or complaint (whether or not purportedly on behalf of a Seller) against or affecting a Seller which in any way could materially and adversely affect the Property, in law or in equity, or which could affect the validity of this Agreement.
     4.9 Title. As of the Effective Date, each Seller has good and marketable fee simple title to, and the exclusive right to possess, use and occupy, consistent with its current use and occupation, its respective Real Property, subject to Permitted Encumbrances. The Real Property constitutes all of the owned real property of the Sellers, and there is no real property used in connection with the Property which is not part of the Property being sold to Purchaser pursuant to this Agreement. As of the Closing Date, Purchaser shall have good and marketable title to each of the Hotels free and clear of all Claims as more fully set forth in the Confirmation Order. As of the Effective Date, each Seller has provided Purchaser with all existing surveys and title insurance policies, pro formas and commitments with respect to the Real Property.
     4.10 Operation of Property. Seller covenants (i) that between the Effective Date and the Closing Date, it will (and it will cause the applicable Operating Tenant to) continue to direct the manager of the Hotels to operate the Hotels in a manner consistent with the use and operations in place at the Hotels as of the Effective Date and (ii) that it shall not (and shall cause the applicable Operating Tenant to not) take any action that would have a material adverse effect on the Property or the Purchaser’s ability to continue to use and operate the Hotels after the Closing Date in a manner consistent with the use and operations in place at the Hotels as of the Effective Date.
     4.11 Personal Property. All of the Personal Property and Inventory being conveyed by the Sellers (and the Operating Tenant, as applicable pursuant to the Assignment and Assumption Agreement) to the Purchaser or its designee are free and clear of all liens, leases and other encumbrances and will be so on the Closing Date, and the Sellers have good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.
     4.12 Independent Audit. Immediately upon execution of this Agreement, each Seller (and shall cause the applicable Operating Tenant) shall cooperate fully and provide access for Purchaser’s Representatives to the Real Property and all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission, all at Purchaser’s sole cost and expense. Each Seller shall also provide to Purchaser’s Representatives a signed representative letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.
     4.13 Liquor License. Only with respect to the Real Property owned by KPA Mission Valley and KPA Tysons Corner, if by the Closing Date the Purchaser is unable to (1) obtain the permanent transfer of the Liquor License; or (2) obtain another arrangement pending the permanent transfer of the Liquor License to the Purchaser, then, on the Closing Date, the Sellers shall use commercially reasonable efforts to enter into an agreement with the Purchaser, to the extent legally permissible and on terms and conditions reasonably acceptable to the Purchaser and the Sellers, providing for an interim arrangement (the “Interim Liquor Agreement”) of up to six (6) months whereby the Sellers shall allow the Purchaser, the Purchaser’s designee, lessee or the Purchaser’s hotel management company, as applicable, to operate all food and beverage areas within the Hotels under the existing Liquor License pending the temporary or permanent transfer of the Liquor License to the Purchaser, the Purchaser’s lessee, designee or the Purchaser’s hotel management company, as applicable. The Interim Liquor Agreement may be structured in the form of a short term lease or other agreement to consummate the intent of the parties, cancelable at any time by the Purchaser. The Purchaser shall indemnify, defend and hold the Seller and its Affiliates harmless against any liabilities incurred in such operation (unless caused by the Seller’s willful or grossly negligent conduct or omission or material breach of the

Interim Liquor Agreement) and provide adequate insurance (including, without limitation, liquor liability insurance) naming the Sellers as an additional insured.
     4.14 Bankruptcy. Subject to the entry of the Confirmation Order and any order approving the assumption and assignment of the Assumed Contracts and Assumed Leases, the Sellers have complied with all requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Property (including the assumption and assignment to Purchaser of any Assumed Contracts and Assumed Leases) to the Purchaser pursuant to this Agreement.
     In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article 4, and such material inaccuracy is not promptly corrected or resolved by the Sellers following notice from Purchaser, Purchaser may at Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement, whereupon neither Party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all Claims against Seller on account of such inaccuracy and close the transaction.
ARTICLE 5
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Sellers to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Sellers are entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     5.1 Organization and Power. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all trust powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.
     5.2 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law, the Purchaser’s declaration of trust or other trust document, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
     5.3 Litigation. To the knowledge of Purchaser, there is no action, suit or proceeding, pending or known by the Purchaser to be threatened against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could affect the ability of the

Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein or (d) could adversely affect the Property, any part thereof or any interest therein, or the use, operation, condition or occupancy thereof.
ARTICLE 6
CONDITIONS AND ADDITIONAL COVENANTS
     6.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent with respect to the Property and the compliance by the Seller with the following covenants, to the extent applicable to the Seller:
     (a) Seller’s Deliveries. The Seller shall have delivered to the Title Company or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 7.2.
     (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Property since the date hereof, each Seller shall have performed all of the covenants and other obligations under this Agreement applicable to each such Seller.
     (c) Condition of Improvements. Except to the extent that repair or restoration of a Property is required hereunder, in which case the Improvements and the Tangible Personal Property shall be in the condition required by this Agreement, the Improvements and the Tangible Personal Property shall be in the same or better condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. The Sellers shall not (and cause the applicable Operating Tenant to not) have removed or caused or permitted to be removed any material part or material portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality acceptable to the Purchaser.
     (d) Property Improvement Plans. The Sellers shall provide documentation to Purchaser that Six Million Four Hundred Thousand Dollars ($6,400,000.00) (the “DIP PIP Payment”) has been spent on the Property Improvement Plan (“PIP”) work at the Existing PIP Work Hotels, provided, however, to the extent the PIP work at the Existing PIP Work Hotels is completed but all of the DIP PIP Payment has not been spent for the PIP work, then the Purchase Price (as otherwise adjusted in accordance with this Agreement) required to be delivered by the Purchaser on the Closing Date will be equal to the Purchase Price less the difference between the DIP PIP Payment and the amount actually spent on the PIP work at the Existing PIP Work Hotels.
     (e) Assumption of the Assumed Loans. The Servicer shall have consented to the Purchaser’s assumption of the Assumed Loans pursuant to an executed Assignment and Consent Agreement entered into before or as of the Closing Date, it being understood and agreed that Purchaser’s only obligation (financial or otherwise) with respect to obtaining Servicer’s consent to such assumption is set forth in Section 2.4 hereof.
     (f) Independent Audit. As of the Effective Date, Seller shall cooperate with Purchaser and provide Purchaser and/or Purchaser’s Representatives immediate access to the Real Property to allow the timely preparation, at Purchaser’s sole cost and expense, of audited financial statements in conformity with Regulation S-X of the Commission.
     (g) Bankruptcy Court Approval. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Confirmation Order (i) shall not have been stayed, stayed pending appeal or vacated and (ii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Confirmation Order no longer being an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser, authorizing the matters referred to in Section 3.2.
     (h) Assignment of Contracts and Leases; Rejection. Notwithstanding the joinder to this Agreement by each Operating Tenant, the Sellers or the Operating Tenants, as applicable, shall have assumed and assigned to Purchaser the Assumed Contracts and Assumed Leases in accordance with the Assignment and Assumption Agreement, in each case pursuant to Section 365 of the Bankruptcy Code and the Confirmation Order, subject to Purchaser’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code.
     6.2 Conditions to Sellers’ Obligations. The Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent with respect to the Property and the compliance by the Purchaser with the following covenants, to the extent applicable to the Purchaser:
     (a) Purchaser’s Deliveries. The Purchaser shall have delivered to the Title Company or the Seller, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 7.3.
     (b) Representations, Warranties and Covenants; Obligations of the Purchaser; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the financial condition of the Purchaser since the date hereof, the Purchaser shall have performed all of the covenants and other obligations under this Agreement applicable to the Purchaser.
ARTICLE 7
CLOSING
     7.1 Closing. Closing shall take place at 10:00 a.m. on the third Business Day following the date on which all of the conditions set forth in Article 6 and Article 7 hereof have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of

Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or at such other time or place as may be mutually agreed to by the Parties.
     7.2 Sellers’ Deliveries. Each Seller shall deliver to Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of such Seller and shall be dated as of the date of Closing:
     (a) The Deed for each Seller’s Real Property;
     (b) The Bill of Sale (Inventory) for each Seller’s Inventory;
     (c) The Bill of Sale (Personal Property) for each Seller’s Personal Property;
     (d) The Assignment and Assumption Agreement;
     (e) Three certified copies of the Confirmation Order;
     (f) Certificate(s)/Registration of Title for any vehicles owned by the Seller and used in connection with the Property;
     (g) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy with affirmative coverage over mechanics’ and materialmen’s liens;
     (h) The FIRPTA Certificate;
     (i) True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Sellers and relating to the Improvements and the Personal Property, or any part thereof;
     (j) An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements;
     (k) A certificate of good standing from each of the Sellers;
     (l) Any other document or instrument reasonably requested by the Purchaser or required hereby.
     7.3 Purchaser’s Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following:
     (a) The portion of the Purchase Price described in Section 2.3;
     (b) The Bill of Sale (Inventory) for each Seller’s Inventory;
     (c) The Bill of Sale (Personal Property) for each Seller’s Personal Property;
     (d) The Assignment and Assumption Agreement; and

     (e) Any other document or instrument reasonably requested by the Seller or required hereby.
     7.4 Closing Costs. Purchaser shall pay for all costs and expenses associated with the conveyance of the Property, including, but not limited to, Survey costs and expenses, title insurance premiums and fees, recording fees and taxes, and all costs associated with the assignment and assumption of the Assumed Contracts and Assumed Leases (including, for purposes of clarity, the assumption fee and the “paydown” fee owed to Servicer in an amount not to exceed One Million Five Hundred Ninety-One Thousand Five Hundred Ninety-Six Dollars ($1,591,596.00)). Seller and Purchaser shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.
     7.5 Income and Expense Allocations.
     (a) All income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:
     (i) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts (all of which Purchaser shall honor);
     (ii) Real estate and personal property taxes;
     (iii) Amounts under the Assumed Contracts and Assumed Leases to be assigned to and assumed by Purchaser, Purchaser’s property manager, lessee or designee;
     (iv) Utility charges (including but not limited to charges for water, sewer and electricity);
     (v) License and permit fees, where transferable;
     (vi) All prepaid reservations and contracts for rooms confirmed by each Seller prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor;
     (vii) The Tray Ledger, which shall be divided equally between the parties; and
     (viii) All secured balances on the Guest Ledger which Purchaser shall purchase at face amount subject to a three percent (3%) discount for any balances secured by credit cards.

     (b) The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. At Closing, each Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, all petty cash funds located at the Property.
     (c) Each Seller shall be required to pay all sales taxes, hotel occupancy taxes, and similar impositions through the date of Closing.
     (d) The Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of each Seller, but if the Purchaser collects same, the Purchaser will promptly remit to each Seller such amounts in the form received.
     (e) If accurate allocations of any item cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Sellers or the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Within ninety (90) days following the Closing Date, Seller and Purchaser shall jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein. The net amount due to Seller or Purchaser, if any, as shown in the Final Closing Statement, shall be paid in cash by the Party obligated therefor within ten (10) Business Days following that Party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the Parties.
ARTICLE 8
CONDEMNATION; RISK OF LOSS
     8.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property owned by each Seller, or any proposed sale in lieu thereof, the Sellers shall give written notice thereof to the Purchaser promptly after such Seller learns or receives notice thereof. If all or any part of a Seller’s Real Property which would materially adversely interfere with the operation or use of the Hotel is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 9.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.
     8.2 Risk of Loss. In the event of any fire or other casualty at any of the Hotels, Seller shall give written notice thereof to Purchaser promptly after Seller learns or receives notice thereof. Seller shall pay or assign, as applicable, all insurance proceeds and rights to proceeds arising out of such loss or damage to Purchaser at Closing less any reasonable costs incurred by Seller to collect such proceeds and any portion of such proceeds that Seller uses to make temporary or emergency repairs that are reasonably consented to by Purchaser.

ARTICLE 9
LIABILITY OF PURCHASER; LIABILITY OF SELLER;
TERMINATION RIGHTS
     9.1 Liability of Purchaser and Seller. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder or pursuant to the Confirmation Order, the Purchaser does not assume any obligation of the Seller or any liability for Claims arising out of any occurrence prior to Closing. Except as provided in this Agreement and by Applicable Law, the Sellers shall not be responsible for any obligation of the Purchaser or any liability for Claims arising out of any occurrence on or after the Closing.
     9.2 Termination by Purchaser. Purchaser may terminate this Agreement (i) in accordance with Section 8.1 hereof, (ii) if the Closing has not occurred prior to August 5, 2011, (iii) if the Confirmation Order is not entered on or before July 31, 2011, (iv) if the Sellers do not file the Break-Up Fee and Expense Reimbursement Motion with the Bankruptcy Court by May 6, 2011, (v) if the Bankruptcy Court does not enter an order approving the Break-Up Fee and Expense Reimbursement Motion by May 24, 2011, or (vi) if a Seller materially defaults in performing any of its obligations under this Agreement (including its obligation to sell the Property), and such Seller fails to cure any such matter within ten (10) Business Days after notice thereof from the Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement, in which event the Deposit and the Deposit Interest shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately (except those which expressly survive the termination of this Agreement), or (b) to waive its right to terminate and, instead, to proceed to Closing.
     9.3 Termination by Seller. If the Purchaser materially defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten (10) Business Days after notice thereof from the Seller, then the Seller’s sole remedy for such default shall be to terminate this Agreement and retain the Deposit. The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller’s sole remedy.
     If upon the determination of Seller’s directors, trustees, or members, as applicable, and upon advice of counsel, any term or provision of this Agreement shall prevent, amend, alter, or reduce Seller’s ability to exercise its fiduciary duties under applicable law, Seller shall have the right to terminate this Agreement, whereupon Seller shall promptly, but no later than three (3) Business Days from the date of such termination, pay to Purchaser (or its designee) the sum of (i) the Deposit, (ii) the Deposit Interest, (iii) the Break-Up Fee and (iv) the Expense Reimbursement, and neither Party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination.
     Seller may terminate this Agreement if the Confirmation Order is not entered on or before July 31, 2011, whereupon Seller shall promptly, but not later than three (3) Business Days from July 31, 2011, pay to Purchaser the sum of (i) the Deposit, (ii) the Deposit Interest, if any,

(iii) the July 31 Expense Reimbursement and (iv) the Break-Up Fee, and neither Party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination.
     9.4 Break-Up Fee and Expense Reimbursement. In the event that this Agreement is terminated by Purchaser pursuant to any of the rights of termination granted to Purchaser under subsections 9.2(ii)-(iii) or 9.2(vi), or if the Seller terminates this Agreement pursuant to the second paragraph of Section 9.3 hereof, (each of subsections 9.2(ii)-(iii), 9.2(vi) and the second paragraph of Section 9.3 hereof, a “Specified Termination Event”), provided that a breach by Purchaser of any material term or provision of this Agreement was not the material cause of or a material contributing factor to the Specified Termination Event, the Sellers shall pay the Break-Up Fee and the Expense Reimbursement to the Purchaser or its designee not later than three Business Days following any Specified Termination Event; provided, however, to the extent the Sellers shall have used commercially reasonable efforts seeking the entry of the Confirmation Order by July 31 2011, and notwithstanding such efforts, each or all of the Sellers did not cause (or directed to cause), directly or indirectly, the action or contribute, in anyway, to the reason or circumstances that resulted in the failure of the Bankruptcy Court to enter the Confirmation Order by July 31, 2011, then to the extent Purchaser chooses to terminate this Agreement in accordance with Sections 9.4 (ii)-(iii), Seller shall only pay (in accordance with this Section 9.4) to Purchaser the July 31 Expense Reimbursement.
     The Seller’s obligation to make any payment on account of the Break-Up Fee and the Expense Reimbursement shall have super-priority administrative expense status, senior to all other administrative expense claims (other than Seller’s obligations pursuant to the Lehman DIP Facility and the Five Mile DIP Facility and the DIP Orders (as such terms are defined in the Plan), which obligations shall be pari passu with the Seller’s obligation to pay the Break-Up and Expense Reimbursement, under Section 364(c)(1) of the Bankruptcy Code, until such payment is made.
ARTICLE 10
MISCELLANEOUS PROVISIONS
     10.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
     10.2 Assignments. Purchaser may assign its rights hereunder with the consent of Seller (which consent shall not be unreasonably withheld) to any Affiliate of Purchaser; provided, however, that Purchaser shall remain liable under this Agreement and shall not be released from its obligations hereunder.
     10.3 Successors and Assigns. This Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective successors and assigns.

     10.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first (1st) business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     10.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state of New York.
     10.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.
     10.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     10.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each Party shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.
     10.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent by electronic mail in “.pdf’ format, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller:	304 Royal Poinciana Way
Suite 306
Palm Beach, Florida 33480
Attn: Marc Beilinson and Mark Murphy
Fax: (561)650-0958
Email: mbeilinson@beilinsonpartners.com
Email: mmurphy@innkeepersusa.com

with a copy to:	Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn: Anup Sathy, P.C. and Brian S. Lennon
Fax: (312)862-2200
Email: asathy@kirkland.com
Email: blennon@kirkland.com

If to the Purchaser:	Chatham Lodging Trust
50 Cocoanut Row
Suite 211
Palm Beach, Florida 33480
Attn: Jeffrey H. Fisher
Fax: (561)659-7318

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Scott K. Charles
Fax: (212)403-2202
Attn: David Fischman
Fax: (212)403-2311
Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in the manner described in this Section.
     10.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.
     10.11 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other Party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either Party for the purpose of or in connection with consummating the transactions described herein.
     10.12 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     10.13 Time of Essence. Time is of the essence with respect to every provision hereof.
     10.14 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Seller and the Purchaser only and are not for the benefit of any third (3rd) party, and accordingly, no third (3rd) party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     10.15 Waiver of Jury Trial. The Seller and the Purchaser each hereby waive any right to jury trial in connection with the enforcement by the Purchaser, or the Seller, of any of their respective rights and remedies hereunder.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the day and year first above written.

SELLERS:

KPA RIMV, LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

KPA TYSONS CORNER RI, LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

KPA WASHINGTON DC DT LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

KPA SAN ANTONIO, LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

KPA RIGG, LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

PURCHASER:

CHATHAM LODGING L.P., a Delaware limited partnership

By:	/s/ Dennis Craven
Name:	Dennis Craven
Title:	Vice President

Joinder of Operating Tenants
The undersigned Operating Tenants hereby join this Agreement for the purpose of transferring each of its interest(s) in the Property, as applicable, and shall be bound to the provisions of this Agreement applicable to each Operating Tenant with respect thereto.

OPERATING TENANTS:

GRAND PRIX RIMV LESSEE LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

GRAND PRIX GENERAL LESSEE LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

GRAND PRIX RIGG LESSEE LLC, a Delaware limited liability company

By:	/s/ Mark A. Murphy
Name:	Mark A. Murphy
Title:	VP

EXHIBIT A
SELLER AND PROPERTY

Seller	Site Name	Location
KPA RIMV, LLC	Residence Inn San Diego, Mission Valley	1865 Hotel Circle South San Diego, CA 92108

KPA San Antonio, LLC	Homewood Suites, San Antonio	432 West Market Street San Antonio, TX 78205

KPA Tysons Corner RI, LLC	Residence Inn, Tysons Corner Mall	8400 Old Courthouse Road Vienna, VA 22182

KPA WASHINGTON DC LLC	DoubleTree Guest Suites, Washington DC	801 New Hampshire Avenue, NW Washington, DC 20005

KPA RIGG, LLC	Residence Inn, Anaheim (Garden Grove)	11931 Harbor Boulevard, Garden Grove, California

A-1

EXHIBIT B
LEGAL DESCRIPTIONS OF THE REAL PROPERTY
See attached.

B-1

EXHIBIT C
     LIQUOR LICENSES
[To be delivered by Seller within three (3) business days following the date of this Agreement.]

C-1

EXHIBIT D
ASSUMED LOAN MODIFICATION TERMS

D-1

EXHIBIT E
CONTRACTS AND LEASES
[To be delivered by Seller within three (3) business days following the date of this Agreement.]

E-1

EXHIBIT F
EXISTING WARRANTIES AND GUARANTIES
[To be delivered by Seller within three (3) business days following the date of this Agreement.]

F-1

EXHIBIT G
ASSUMED LOANS

Hotel	Outstanding Principal Amount
Residence Inn San Diego, Mission Valley	$47,168,769.26
Homewood Suites, San Antonio	$24,062,695.40
Residence Inn, Tysons Corner Mall	$25,057,021.67
DoubleTree Guest Suites, Washington DC	$25,454,752.20
Residence Inn, Anaheim (Garden Grove)	$37,416,576.45

F-1

EXHIBIT H
PLANS OF REORGANIZATION

G-1